Exhibit 99.1

MEDIA STATEMENT

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman        (952) 475-7050        news@tcfbank.com         (Media)
Jason Korstange        (952) 745-2755        investor@tcfbank.com        (Investors)

TCF Financial Corporation Issues Statement
Regarding Lawsuit Filed by CFPB

WAYZATA, Minn. — Jan. 19, 2017 — TCF Financial Corporation ("TCF") (NYSE:TCB) today issued the following statement regarding the civil lawsuit filed by the Consumer Financial Protection Bureau (the "CFPB") in the United States District Court — District of Minnesota related to TCF's overdraft opt-in practices from 2010 to April, 2014.

The CFPB has been reviewing TCF's overdraft protection program as part of its ongoing focus on these programs across the banking industry.  For the past several months, we have engaged in discussions with the CFPB in a good faith effort to resolve this matter. It is unfortunate that the CFPB has decided to litigate this matter.  Although we remain hopeful that we can reach an appropriate resolution, TCF intends to vigorously defend against the CFPB's complaint. We believe that at all times our overdraft protection program complied with the letter and spirit of all applicable laws and regulations, and that we treated our customers fairly.

TCF rejects the claims made by the CFPB and strongly believes our overdraft protection program is a valued product for our customers.

We value our customers and have a deep understanding of their banking needs, how they use our products, and how they use our overdraft protection program. We have evolved our program over the years, both proactively and in response to changing regulations.

We believe we have strong, principled defenses to the CFPB's complaint. We also believe the CFPB's claims are based on data not representative of TCF's customers and mischaracterize our opt-in practices and disclosures, which we believe clearly informed customers about their choice before, during, and after they made their opt-in decision.

- more -

The CFPB's allegations that the verbal presentations of TCF employees misled customers are clearly contradicted by two key facts. First, TCF customers who opened accounts online between 2010 and 2016, with no face-to-face interaction with TCF employees, opted in to TCF’s overdraft protection at a consistent rate of over 60%. Second, there were virtually no complaints from customers stating that they did not understand they had opted in to overdraft protection. From 2010 to 2015, there were a total of only 341 complaints from our 2.6 million customers related to their decision to opt-in.

We believe our customers who have elected to participate in our overdraft program view it as a valuable service they otherwise would not have had access to, which allows them to pay for life's necessities such as gasoline, groceries, or medicine. For other customers, the program serves as a safety net that doesn't cost them anything if they don't use it. We receive very few complaints from our customers about the overdraft program, which we believe provides a valuable service.

Contrary to the CFPB's claims, we believe our customers participate in TCF's program knowingly and voluntarily. We followed all federal regulations before enrolling customers in the program by obtaining their affirmative consent after disclosing all necessary details of the program and providing them with written confirmation of their decision.

We are proud of our long track record of serving a diverse customer base with a variety of banking needs. Customers who do not maintain large balances rely on our overdraft program to make essential purchases that would otherwise be declined. In cases where customers used the program and experienced financial hardship, we waived or wrote off more than $100 million in fees since 2010.

We are committed to serving our customers with integrity and fairness, delivering a quality banking experience that addresses their evolving needs.

About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of September 30, 2016, TCF had $21.1 billion in total assets and 341 branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance, and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

This announcement contains forward-looking statements within the meaning of Section 21E of the US Securities Exchange Act of 1934, as amended, and Section 27A of the US Securities Act of 1933, as amended, with respect to TCF. These statements are based on the current beliefs and expectations of TCF's management and are subject to significant risks and uncertainties. Actual outcomes may differ materially from those expressed in the forward-looking statements. Factors that could impact TCF's future financial condition and performance are identified in our filings with the Securities and Exchange Commission (the "SEC") (including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2015, under the heading "Risk Factors"), which are available on the SEC's website (www.sec.gov). Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events. TCF claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

###
TCF Financial Corporation Issues Statement Regarding Lawsuit Filed by CFPB